Exhibit 4.39

EXECUTION VERSION

WORKING CAPITAL FACILITY AGREEMENT

DATED 27 MARCH 2013

R90 000 000 TERM LOAN FACILITY

provided by

RUSTENBURG PLATINUM MINES LIMITED

as Lender

to

PLATEAU RESOURCES PROPRIETARY LIMITED

as Borrower

THIS AGREEMENT is made between:

(1)	PLATEAU RESOURCES PROPRIETARY LIMITED, a private limited liability company incorporated under the laws of South Africa with registration no. 1996/013879/07, as borrower (the Borrower); and

(2)	RUSTENBURG PLATINUM MINES LIMITED a public company incorporated under the laws of South Africa with registration number 1931/003380/06, as lender (the Lender).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	DEFINITIONS

In this Agreement:

1.1.1	Affiliate means, in relation to any person, a Subsidiary or a Holding Company of that person or any other Subsidiary of that Holding Company.

1.1.2	Atlatsa Group has the meaning given to this term in the Senior Facilities Agreement.

1.1.3	Availability Period means:

(a)	in relation to Tranche 1 Amount: the period commencing on the Closing Date and terminating on (but excluding) the date of the first anniversary of the Closing Date (First Anniversary);

(b)	in relation to Tranche 2 Amount: the period commencing on the First Anniversary and terminating on (but excluding) the date of the second anniversary of the Closing Date (Second Anniversary);

(c)	in relation to Tranche 3 Amount: the period commencing on the Second Anniversary and terminating on (but excluding) the date of the third anniversary of the Closing Date.

1.1.4	Borrower Group means N1C Resources, N2C Resources, the Borrower, Holdco, Opco and each of their respective direct or indirect Subsidiaries for the time being.

1.1.5	Borrower WCF Account has the meaning given to this term in the Senior Facilities Agreement.

1.1.6	Business Day means a day (other than a Saturday, a Sunday or an official public holiday) on which banks are open for general business in Johannesburg.

1.1.7	Change of Control has the meaning given to this term in the Senior Facilities Agreement.

1.1.8	Closing Date has the meaning to this term in the Senior Facilities Agreement.

1.1.9	Commitment means:

(a)	For the period commencing on the Signature Date and terminating on (but excluding) the date of the first anniversary of the Closing Date (First Anniversary): the Tranche 1 Amount;

(b)	for the period commencing on the First Anniversary and terminating on (but excluding) the date of the second anniversary of the Closing Date (Second Anniversary): the Tranche 2 Amount;

(c)	for the period commencing on the Second Anniversary and terminating on (but excluding) the date of the third anniversary of the Closing Date: the Tranche 3 Amount,

to the extent not cancelled or reduced under this Agreement;

1.1.10	Companies Act means the Companies Act 2008, including all regulations promulgated under that act.

1.1.11

CPI means the consumer price index for all expenditure groups: Metropolitan and other urban areas [B2008=100] as published from time to time by Statistics South Africa, in Statistical Release P0141, or such index for CPI as determined by Statistics South Africa and as may replace or supersede the same, provided that if, after the Signature Date:

(a)	such index shall cease to be published; or

(b)

either the Lender or the Borrower should notify the other on reasonable grounds that, due to a change in circumstances, the index is no longer representative, then, in any such circumstances, the Lender and the Borrower will use such other official information or index calculating the rate of inflation as may be available and acceptable to them, or failing such acceptance, then, for the purposes of the Finance Documents, an alternative index (which reasonably approximates what CPI measured before the index ceased to be published or was no longer representative) shall be determined by the chief economist of the Standard Bank of South Africa Limited which determination shall be binding upon the Parties.

1.1.12	Default means:

(a)	an Event of Default; or

(b)

an event or circumstance which, with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them, would be an Event of Default.

1.1.13	Disruption Event has the meaning given to this term in the Senior Facilities Agreement.

1.1.14	Event of Default means an event specified as such in clause 19 (Default).

1.1.15	Excess Cash Payment Date has the meaning given to this term in the Senior Facilities Agreement.

1.1.16	Facility means the credit facility made available to the Borrower under this Agreement.

1.1.17	Final Maturity Date means 31 December 2018.

1.1.18	Finance Document means:

(a)	this Agreement;

(b)	the Transaction Security Documents;

(c)	each other “Finance Document” as this term is defined in the Senior Facilities Agreement;

(d)	each Utilisation Request,

and any other document designated as such by the Lender and the Borrower.

1.1.19	Financial Indebtedness has the meaning given to this term in the Senior Facilities Agreement.

1.1.20

Global Intercreditor Agreement means the global intercreditor agreement in the agreed form, dated on or about the date of this Agreement, between the Senior Agent, the Security Agent, the Borrower, RPM, Holdco, Opco, the Parent, N1C Resources, N2C Resources, the Opco Security SPV and the Plateau Security SPV.

1.1.21	Holdco means Bokoni Platinum Holdings Proprietary Limited (Registration No. 2007/016711/07), a private company duly incorporated according to the company laws of South Africa.

1.1.22	Holding Company of any other person, means a company in respect of which that other person is a Subsidiary.

1.1.23	Indexed means, in relation to any sum, that sum adjusted annually to take account of year-on-year changes in the CPI since 30 June 2012.

1.1.24	Interest Period means each period determined under this Agreement by reference to which interest on a Loan or an overdue amount is calculated.

1.1.25	JIBAR means, for any Loan or overdue amount:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available, the arithmetic mean of the rates for a three month period (rounded upward to four decimal places) as supplied to the Lender at its request, quoted by the Reference Banks to leading banks in the Johannesburg interbank market,

as of 11h00 on the Quotation Day for the offering of deposits in Rand for a three month period.

1.1.26

Loan means a loan (denominated in Rands) made or to be made under the Facility or the principal amount outstanding for the time being of that loan (which principal amount outstanding shall include capitalised interest).

1.1.27	Major Event of Default means any of the Events of Default set out in clauses 19.1 (Non-Payment), 19.4 (Cross default), 19.5 (Insolvency), 19.6 (Insolvency and Business Rescue).

1.1.28	Margin means 4 per cent. per annum.

1.1.29	Material Adverse Effect means an effect which, in the opinion of the Lender, is or is reasonably likely to be materially adverse to:

(a)	the business, operations, property, condition (financial or otherwise) or of prospects the Parent, the Atlatsa Group taken as a whole, the Borrower or the Borrower Group taken as a whole;

(b)	the ability of the Borrower to perform its obligations under any Finance Document;

(c)	the validity or enforceability of any Finance Document; or

(d)	any material right or remedy of Lender in respect of a Finance Document.

1.1.30	Maximum Permitted Outstanding Amount means, at any time, an amount of R90 000 000.

1.1.31	N1C Resources means N1C Resources Inc. (Registration No. CR-94610) a limited liability company incorporated under the laws of the Cayman Islands.

1.1.32	N2C Resources means N2C Resources Inc. (Registration No. CR-94611), a limited liability company incorporated under the laws of the Cayman Islands.

1.1.33	Opco means Bokoni Platinum Mines Proprietary Limited (Registration No. 2007/016001/07), a private company duly incorporated according to the company laws of South Africa.

1.1.34	Opco Security SPV means Micawber 603 Proprietary Limited (Registration No. 2007/019599/07), a private limited liability company incorporated under the laws of South Africa.

1.1.35

Parent means Atlatsa Resources Corporation, (previously known as Anooraq Resources Corporation) (Registration No. 10022-2033), a public company incorporated under the laws of the Province of British Columbia, Canada.

1.1.36	Party means a party to this Agreement.

1.1.37	Plateau Security SPV means Micawber 634 Proprietary Limited (Registration no. 2007/025445/07), a private limited liability company incorporated under the laws of South Africa.

1.1.38	Project Company has the meaning given to this term in the Senior Facilities Agreement.

1.1.39	Project Finance Borrowings has the meaning given to this term in the Senior Facilities Agreement.

1.1.40	Quarterly Interest Reset Date means the first Business Day of January, April, July and October of each year.

1.1.41

Quotation Day means, the first Utilisation Date under this Agreement and each Quarterly Interest Reset Date thereafter, or such other day as the Lender determines is generally treated as the Quotation Day by market practice in the Johannesburg interbank market.

1.1.42	Rand, ZAR or R means the lawful currency, from time to time, of South Africa.

1.1.43

Reference Bank means the principal Johannesburg offices of Absa Bank Limited, FirstRand Bank Limited, Nedbank Limited, The Standard Bank of South Africa Limited and any other bank or financial institution designated as such by the Lender in consultation with the Borrower.

1.1.44

Repeating Representations means, at any time, the representations and warranties which are made or deemed to be repeated under clause 19.30 of the Senior Facilities Agreement (Times for making representations and warranties).

1.1.45	RPM means Rustenburg Platinum Mines Limited, a public limited liability company incorporated under the laws of South Africa with registration no. 1931/003380/06.

1.1.46

Screen Rate means in relation to JIBAR, the percentage per annum mid-market rate for deposits in Rand for a three month period displayed on the Reuters Screen SAFEY Page alongside the caption “Yield”. If the agreed page is replaced or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower.

1.1.47	Security Agent has the meaning given to it in the Global Intercreditor Agreement.

1.1.48

Security Interest means any mortgage bond, notarial bond, pledge, security cession, lien, charge, hypothecation, assignment, deposit by way of security or any other agreement or arrangement having a similar effect (including set-off and title retention) but excluding statutory preferences.

1.1.49	Senior Agent has the meaning given to it in the Global Intercreditor Agreement.

1.1.50

Senior Facilities Agreement means the written agreement entitled “Senior Term Loan Facilities Agreement” concluded or to be concluded between inter alia, RPM, the Borrower, the Opco Security SPV and the Plateau Security SPV on or about the Signature Date.

1.1.51	Signature Date means the date of signature by the Party last signing this Agreement.

1.1.52	South Africa means the Republic of South Africa.

1.1.53	Subsidiary means a subsidiary within the meaning of section 1 of the Companies Act.

1.1.54

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

1.1.55

Total Facility Outstandings means, at any time, and in relation to the Facility, the aggregate of all amounts of principal (including capitalised interest), accrued and unpaid interest and all and any other amounts due and payable to the Lender by the Borrower under the Finance Documents including, without limitation, any bona fide claim for direct damages or restitution and any claim as a result of any recovery by the Borrower of a payment or discharge on the grounds of preference, and any amounts which would be included in any of the above but for any discharge, non-provability or unenforceability of those amounts in any insolvency or other proceedings.

1.1.56	Tranche 1 Amount means the first tranche of the Facility made available under this Agreement in an amount of R30 000 000.

1.1.57	Tranche 2 Amount means the second tranche of the Facility made available under this Agreement in an amount of R30 000 000.

1.1.58	Tranche 3 Amount means the third tranche of the Facility made available under this Agreement in an amount of R30 000 000.

1.1.59	Transaction Security Document has the meaning given to this term in the Senior Facilities Agreement.

1.1.60	Utilisation Date means the date on which the Facility is utilised.

1.1.61	Utilisation Request means the request for a Loan, substantially in the form of Schedule 2 (Form of Utilisation Request).

1.2	CONSTRUCTION

1.2.1	Unless a contrary indication appears, a reference in this Agreement to:

(a)	the Borrower, any Finance Party, any Lender, any Obligor, any Party, or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)

a Finance Document or a Transaction Document or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated (however fundamentally);

(c)	a document in agreed form is a document which is previously agreed in writing by or on behalf of the Borrower and the Lender or, if not so agreed, is in the form acceptable to the Lender;

(d)

arm’s length means terms that are fair and reasonable to the counterparty of a transaction and no more or less favourable to the other party to the relevant transaction as could reasonably be expected to be obtained in a comparable arm’s length transaction with a person that is not the ultimate holding company of such counterparty or an entity of which such counterparty or its ultimate holding company has direct or indirect control, or owns directly or indirectly more than 20% (twenty percent) of the share capital or similar rights of ownership.

(e)	assets includes present and future properties, revenues and rights of every description;

(f)	determines or determined means, unless otherwise specified, a determination made in the absolute discretion of the person making the determination;

(g)

the use of the word “Including” followed by specific examples will not be construed as limiting the meaning of the general wording preceding it, and the euisdem generis rule must not be applied in the interpretation of such general wording or such specific examples;

(h)

guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(i)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(j)

a law shall be construed as any law (including statutory, common or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, by-law, order, other legislative measure, directive or requirement (having the force of law) of any government, supranational, local government, statutory or regulatory or similar governmental body or authority or court and the common law, as amended, replaced, re-enacted, restated or reinterpreted from time to time;

(k)

a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(i)

a regulation includes any regulation, rule, official directive, request or guideline (in each case whether or not having the force of law, but if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ii)	a provision of law is a reference to that provision as amended or re-enacted; and

(iii)	a time of day is a reference to Johannesburg time.

1.2.2	Section, Clause and Schedule headings are for ease of reference only.

1.2.3

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	A Default is continuing if it has not been remedied in accordance with the provisions of this Agreement or waived.

1.2.5	Unless inconsistent with the context or save where the contrary is expressly indicated in any Finance Document:

(a)

if any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it appears only in an interpretation clause, effect shall be given to it as if it were a substantive provision of the relevant Finance Document;

(b)

when any number of days is prescribed in any Finance Document, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a Business Day, in which case the last day shall be the next succeeding Business Day;

(c)	any reference in any Finance Document to an enactment is to that enactment as at the Signature Date and as amended or re-enacted from time to time;

(d)

any reference in any Finance Document to this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as same may have been, or may from time to time be, amended, varied, novated or supplemented;

(e)	except as expressly provided for in any Finance Document, no provision of any Finance Document constitutes a stipulation for the benefit of any person who is not a Party to this Agreement;

(f)	reference to day/s, calendar month/s or year/s shall be construed as Gregorian calendar day/s, calendar month/s or year/s;

(g)	a reference to a Party includes that Party’s lawful successors- in-title and permitted assigns;

1.2.6

The headings to the clauses and schedules of any Finance Document are for reference purposes only and shall in no way govern or affect the interpretation of nor modify nor amplify the terms of any Finance Document nor any clause or schedule thereof.

1.2.7	Unless consistent with the context, an expression in any Finance Document which denotes:

(a)	any one gender includes the other genders;

(b)	a natural person includes an artificial person and vice versa; and

(c)	the singular includes the plural and vice versa.

1.2.8

The Schedules to any Finance Document form an integral part thereof and words and expressions defined in any Finance Document shall bear, unless the context otherwise requires, the same meaning in such Schedules. To the extent that there is any conflict between the Schedules to any Finance Document and the provisions of the relevant Finance Document, the provisions of the relevant Finance Document shall prevail.

1.2.9

Where any term is defined within the context of any particular clause in any Finance Document, the terms so defined, unless it is clear from the clause in question that term so defined has limited application to the relevant clause, shall bear the same meaning as ascribed to it for all purposes in terms of the relevant Finance Document, notwithstanding that that term has not been defined in any interpretation clause.

1.2.10

The rule of construction that, in the event of ambiguity, the contract shall be interpreted against the Party responsible for the drafting thereof, shall not apply in the interpretation of the Finance Document.

1.2.11

The expiration or termination of any Finance Documents shall not affect such of the provisions of the Finance Documents as expressly provided that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

1.2.12

The Finance Documents shall to the extent permitted by applicable law be binding on and enforceable by the administrators, trustees, business rescue practitioners, permitted assigns or liquidators of the Parties as fully and effectually as if they have signed the Finance Documents in the first instance and reference to any Party shall be deemed to include such Party’s administrators, trustees, business rescue practitioners, permitted assigns or liquidators, as the case may be.

1.2.13

The use of any expression in any Finance Document covering a process available under South African law such as winding-up (without limitation eiusdem generis) shall, if any of the Parties to the Finance Documents is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.

1.2.14	Where figures are referred to in numerals and in words in any Finance Document, if there is any conflict between the two, the words shall prevail.

2.	FACILITY

2.1	FACILITY

Subject to the terms of this Agreement, the Lender makes available to the Borrower a term loan facility in an aggregate amount equal to the Commitment.

2.2	PURPOSE

The proceeds of a Loan made under the Facility may be used only to:

2.2.1	fund the Borrower’s working capital and operational requirements;; and

2.2.2

to fund an aggregate amount of R30 000 000 (and limited to an amount of R10 000 000 in any Financial Year) which are payable by the Borrower in relation to the Atlatsa Management Incentive Scheme to the participants in such scheme.

and for no other purpose whatsoever.

2.3	NO OBLIGATION TO MONITOR

The Lender is not bound to monitor or verify the application of any amount borrowed under this Agreement.

3.	CONDITIONS TO UTILISATION

3.1	DOCUMENTARY CONDITIONS TO UTILISATION

No Utilisation Request may be given (and the Lender shall have no obligation to advance any Loan or provide any other form of credit or financial accommodation under the Finance Documents) unless the Senior Agent has delivered the notification to the Borrower referred to in clause 4.1 (Initial conditions precedent) of the Senior Facilities Agreement.

3.2	FURTHER CONDITIONS TO UTILISATION

Subject to the terms of this Agreement, the Lender will only be obliged to make the Loan if on both the date of the Utilisation Request and the proposed

Utilisation Date for the Loan, in the reasonable opinion of the Lender:

3.2.1	the Repeating Representations are correct in all material respects; and

3.2.2	no Default is continuing or would result from the Loan being made.

3.3	NUMBER OF UTILISATIONS AND MAXIMUM AMOUNTS

The Borrower may only deliver one Utilisation Request in any one month period and may not deliver a Utilisation Request if:

3.3.1	at the date of the Request the Total Facility Outstandings exceed the Maximum Permitted Outstanding Amount; or

3.3.2	the Total Facility Outstandings will exceed the Maximum Permitted Outstanding Amount as a result of the advance of the Loan on the proposed Utilisation Date.

4.	UTILISATION

4.1	DELIVERY OF A UTILISATION REQUEST

4.1.1	The Borrower may utilise the Facility by delivering to the Lender a duly completed Utilisation Request.

4.1.2	Unless the Lender otherwise agrees, the latest time for receipt of a Utilisation Request is 11h00, three Business Days before the proposed Utilisation Date.

4.1.3	A Utilisation Request, once given, will be irrevocable.

4.2	COMPLETION OF UTILISATION REQUESTS

A Utilisation Request will not be regarded as having been duly completed unless:

4.2.1	the proposed Utilisation Date is a Business Day falling within the Availability Period;

4.2.2

the Loan requested is in Rands and the amount of the Loan requested is not more than the Available Facility and which is a minimum amount of R1 000 000 and an integral multiple of R1 000 000 or, if less, the Available Facility;

4.2.3	it complies with the provisions of clause 3.3 (Number of Utilisations and Maximum Amounts); and

4.2.4	it identifies the Borrower WCF Account as the bank account into which the Lender is to disburse the proceeds of the Loan.

Only one Loan may be requested in a Utilisation Request.

4.3	DISBURSEMENT OF THE LOAN

4.3.1	The Lender is not obliged to advance a Loan if, as a result the outstanding Loan would exceed the Commitment in relation to a particular period or all the Loans in aggregate would contravene the provisions of clause 3.3 (Number of Utilisations and Maximum Amounts).

4.3.2

If the conditions for utilisation set out in this Agreement have been met, the Lender must make the Loan available to the Borrower on the Utilisation Date, by payment into the bank account identified in the relevant Utilisation Request.

5.	REPAYMENT

5.1	The Borrower shall repay the Loans by no later than the Final Maturity Date.

5.2	No amount of any Loan repaid under this Agreement may be re-borrowed.

6.	PREPAYMENT AND CANCELLATION

6.1	MANDATORY PREPAYMENT - ILLEGALITY

If it becomes unlawful for the Lender to perform any of its obligations under a Finance Document, to maintain the Commitment or to fund or maintain a Loan:

6.1.1	the Lender must notify the Borrower promptly upon becoming aware of that illegality;

6.1.2	upon that notification to the Borrower, the Commitment of the Lender will be immediately cancelled; and

6.1.3

the Borrower must repay or prepay the Total Facility Outstandings on the date specified by the Lender in the notification under clause 6.1.1 above (which must not be earlier than the last day of any applicable grace period permitted by law).

6.2	MANDATORY PREPAYMENT – EXCEEDING THE MAXIMUM PERMITTED OUTSTANDING AMOUNT

If at any time the Total Facility Outstandings exceed the Maximum Permitted Outstanding Amount:

6.2.1	the Lender may notify the Borrower upon becoming aware of that fact; and

6.2.2

the Borrower must repay or prepay the Loan on the date specified by the Lender in the notification under clause 6.2.1 above and in such amount as may be required in order to reduce the Total Facility Outstandings to an amount which does not exceed the Maximum Permitted Outstanding Amount.

6.3	MANDATORY PREPAYMENT - CHANGE OF CONTROL

6.3.1	Upon the occurrence of:

(a)	a Change of Control; or

(b)	the sale of all or substantially all of the assets of Opco whether in a single transaction or a series of related transactions,

then:

(i)	the Borrower shall promptly notify the Lender upon becoming aware of that event; and

(ii)

the Lender may (whether or not the Borrower complied with paragraph (i) above), promptly cancel the Facility and declare the Loans, together with accrued interest and all other amounts accrued under the Finance Documents, immediately due and payable, whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

6.4	VOLUNTARY PREPAYMENT

The Borrower may, by not less than 20 Business Days’ prior notice to the Lender, prepay the Loan at any time in whole or in part (but, if in part, being an amount that reduces the Loan by a minimum amount of ZAR2,000,000).

6.5	AUTOMATIC CANCELLATION

The Commitment of the Lender (or relevant part thereof) in respect of an Availability Period will be automatically cancelled at the close of business on the last day of the applicable Availability Period, to the extent undrawn at that date.

6.6	RE-BORROWING AND REINSTATEMENT

6.6.1	Any Loans prepaid under this Agreement may not be re-borrowed.

6.6.2	No amount of the Commitment cancelled under this Agreement may be reinstated.

6.7	OTHER REQUIREMENTS

6.7.1	The Borrower may not repay or prepay all or any part of the Loan or cancel all or any part of the Commitment, except at the times and in the manner expressly provided for in this Agreement.

6.7.2	A notice of prepayment under this Agreement is irrevocable and must specify the relevant date or dates on which the proposed prepayment is to be made and the amount of the proposed prepayment.

6.7.3

Any prepayment under this Agreement shall be made together with all accrued and unpaid interest and all other amounts in relation to such prepayment which are due-and payable under the Finance Documents.

7.	INTEREST

7.1	CALCULATION OF INTEREST

The rate of interest on each Loan for each Interest Period is the percentage rate per annum equal to the aggregate of:

7.1.1	the applicable JIBAR (from time to time); and

7.1.2	the Margin,

expressed as a nominal annual compounded quarterly in arrears rate, which shall accrue, in each case, on a day to day basis and shall be calculated, in arrears, and compounded at the end of each Interest Period.

7.2	PAYMENT OF INTEREST

Save as otherwise provided for in this Agreement, all accrued interest on each Loan will be capitalised on each Quarterly Interest Reset Date and will, subject to the remaining provisions of this Agreement, including the mandatory prepayment obligations, be paid together with the remaining Total Facility Outstandings on the Final Maturity Date.

7.3	DEFAULT INTEREST

7.3.1

If a Major Event of Default occurs which is continuing, interest shall accrue on the Total Facility Outstandings from the date of occurrence of the Major Event of Default up to the date on which the Major Event of Default is no longer occurring, (both before and after judgment, if applicable) at a rate which, subject to paragraph (b) below, is 2% per annum higher than the interest rate referred to in clause 7.1. Any interest accruing under this clause 7.3 shall be immediately payable by the Obligor on demand by the Lender.

7.3.2	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(a)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(b)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2% per annum higher than the rate which would have applied if the overdue amount had not become due.

7.3.3

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

7.4	NOTIFICATION OF RATES OF INTEREST

The Lender must notify the Borrower promptly of the determination of a rate of interest under this Agreement.

8.	INTEREST PERIODS

8.1	DURATION

Each Loan has successive Interest Periods of no more than three months each:

8.1.1	commencing on (and including) the Utilisation Date (in respect of the first Interest Period) or commencing on (and including) the next Quarterly Interest Reset Date; and

8.1.2	ending on (and including) the day immediately preceding the next Quarterly interest Reset Date.

8.2	NO OVERRUNNING THE FINAL MATURITY DATE

If an Interest Period would otherwise extend beyond the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date. This clause does not apply to Interest Periods selected under clause 7.3 (Default interest) in respect of amounts which remain overdue on the Final Maturity Date.

8.3	CONSOLIDATION OF LOANS

All Loans will be consolidated into, and treated as, a single Loan, on the last day of each Interest Period.

8.4	OTHER ADJUSTMENTS

The Lender and the Company may enter into such other arrangements as they may agree for the adjustment of Interest Periods and the consolidation and/or splitting of Loans.

9.	CHANGES TO THE CALCULATION OF INTEREST

9.1	ABSENCE OF QUOTATIONS

Subject to clause 9.2 (Market disruption), if JIBAR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11h00 on the Quotation Day, the applicable JIBAR shall be determined on the basis of the quotations of the remaining Reference Banks.

9.2	MARKET DISRUPTION

9.2.1

If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on the Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(a)	the Margin; and

(b)

the rate notified to the Borrower by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding its participation in that Loan from whatever source it may reasonably select.

9.2.2

In this Agreement Market Disruption Event means at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Lender to determine JIBAR for the relevant Interest Period.

9.3	ALTERNATIVE BASIS OF INTEREST OR FUNDING

9.3.1

If a Market Disruption Event occurs and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

9.3.2	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of the Lender and the Borrower, be binding on all Parties.

10.	TAX GROSS-UP AND INDEMNITY

The provisions of clause 13 of the Senior Facilities Agreement (Tax Gross-up and Indemnities) is incorporated by reference into this Agreement, mutatis mutandis, including construing the Lender as a “Finance Party” and the Borrower as an “Obligor”.

11.	INCREASED COSTS

The provisions of clause 14 of the Senior Facilities Agreement (Increased Costs) is incorporated by reference into this Agreement, mutatis mutandis, including construing the Lender as a “Finance Party” and the Borrower as an “Obligor”.

12.	OTHER INDEMNITIES

The provisions of clauses 15.1 and 15.2 of the Senior Facilities Agreement (Other Indemnities) is incorporated by reference into this Agreement, mutatis mutandis, including construing the Lender as a “Finance Party” and the Borrower as an “Obligor”.

13.	MITIGATION BY THE LENDER

The provisions of clause 16 of the Senior Facilities Agreement (Mitigation by the Lenders) is incorporated by reference into this Agreement, mutatis mutandis, including construing the Lender as a “Finance Party” and the Borrower as an “Obligor”.

14.	COSTS AND EXPENSES

The provisions of clauses 17.1, 17.2 and 17.4 of the Senior Facilities Agreement (Costs and Expenses) is incorporated by reference into this Agreement, mutatis mutandis, including construing the Lender as a “Finance Party” and the Borrower as an “Obligor”.

15.	CONDUCT OF BUSINESS BY THE LENDER

No provision of this Agreement will

15.1	affect the right of the Lender to arrange its affairs (Tax or otherwise) in whatever manner, in its sole discretion, it thinks fit;

15.2	Oblige the Lender to investigate, claim or utilise any credit, relief, remission or repayment available to it in respect of Tax or investigate the extent, order and manner of any claim; or

15.3	oblige the Lender to disclose any information relating to its affairs (Tax or otherwise) or any computations in respect of Tax.

16.	REPRESENTATIONS AND WARRANTIES

The Borrower and the Lender acknowledge the representations and warranties given (and repeated) by the Borrower in favour of the Lender in clause 19 (Representations) of the Senior Facilities Agreement. The Lender enters into the Finance Documents on the strength of and relying on such representations and warranties, each of which is a separate representation and warranty, given without prejudice to any other representation or warranty and is deemed to be a material representation or warranty (as applicable) inducing the Lender to enter into the Finance Documents.

17.	INFORMATION UNDERTAKINGS

The Borrower must supply to the Lender, simultaneously with delivery under the Senior Facilities Agreement, all the documents, notices and other information which the Borrower or any other person is required to deliver to any Senior Finance Party in accordance with clause 20 of the Senior Facilities Agreement; provided that for so long as all the Lenders under this Agreement are the same parties as all the lenders under the Senior Facilities Agreement, the Borrower is not required to duplicate the provision of any document, notice or other information which it has already provided to the lenders in compliance with its obligations under the Senior Facilities Agreement.

18.	GENERAL UNDERTAKINGS

The Borrower undertakes to comply with each undertaking which it is obliged to comply with under clause 22 of the Senior Facilities Agreement, on the terms set out in the Senior Facilities Agreement.

19.	DEFAULT

Each of the events or circumstances set out in this clause 19 (other than those in clause 19.11) is an Event of Default.

19.1	NON-PAYMENT

The Borrower does not pay on the due date any amount payable by it under this Agreement in the manner required under the Finance Documents, unless:

19.1.1	that failure to pay is caused by technical or administrative error or a Disruption Event; and

19.1.2	payment is made in full within 2 (two) Business Days of the due date.

19.2	BREACH OF OTHER OBLIGATIONS

The Borrower does not comply with any other term of the Finance Documents to which it is a party, other than any term referred to in clause 19.1 (Non-payment) or clause 19.4 (Cross default), unless that non-complaince:

19.2.1	is capable of remedy; and

19.2.2	is remedied in terms of the underlying Finance Document within any originally applicable grace period or, if longer, within 7 (seven) Business Days of the earlier of the Lender giving notice of the breach to the Borrower and the Borrower becoming aware of the non-compliance.

19.3	MISREPRESENTATION

A representation or warranty made or repeated by the Borrower in any Finance Document or in any document delivered by or on behalf of the Borrower under any Finance Document is materially incorrect or misleading when made or deemed to be repeated.

19.4	CROSS DEFAULT

19.4.1	Any Financial Indebtedness of the Borrower or any member of the Borrower Group is not paid when due or within any originally applicable grace period.

19.4.2

Any Financial Indebtedness of the Borrower or any member of the Borrower Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

19.4.3

Any commitment for any Financial Indebtedness of the Borrower or any member of the Borrower Group is cancelled or suspended by a creditor of the Borrower or any member of the Borrower Group as a result of an event of default (however described).

19.4.4

Any creditor of the Borrower or any member of the Borrower Group becomes entitled to declare any Financial Indebtedness of the Borrower or any member of the Borrower Group due and payable prior to its specified maturity as a result of an event of default (however described).

19.4.5	No Event of Default will occur under this clause 19.4 above if:

(a)

the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within clauses 19.4.1 to 19.4.4 above is, in relation to Opco, less than ZAR5,000,000 (Indexed) (or its equivalent in any other currency or currencies) or, in relation to Holdco or the Borrower, is less than ZAR1,000,000 (Indexed); or

(b)

the Financial Indebtedness or commitment for Financial Indebtedness falling within clauses 19.4.1 or 19.4.2 above is in relation to Project Finance Borrowings of a Project Company (provided, for the avoidance of doubt, that no creditor of a Project Company has any recourse to any member of the Borrower Group other than that Project Company in respect of such Project Finance Borrowings).

19.4.6	An “Event of Default” as defined in the Senior Facilities Agreement occurs and is continuing in accordance with the provisions of the Senior Facilities Agreement.

19.5	INSOLVENCY

19.5.1

The Borrower or a member of the Borrower Group, other than a Project Company, is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

19.5.2

The value of the assets of the Borrower or any member of the Borrower Group, other than a Project Company, is less than its liabilities (taking into account contingent and prospective liabilities, but excluding Financial Indebtedness which qualifies as Equity under paragraph (c) of the definition of “Equity” in the Senior Facilities Agreement).

19.5.3

A moratorium is declared in respect of any indebtedness of the Borrower or any member of the Borrower Group, other than a Project Company, If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

19.6	INSOLVENCY AND BUSINESS RESCUE PROCEEDINGS

19.6.1	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, business rescue, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or any member of the Borrower Group, other than a Project Company;

(b)	a composition, compromise, assignment or arrangement with any creditor of the Borrower or any member of the Borrower Group, other than a Project Company;

(c)

the appointment of a liquidator, receiver, administrator, administrative receiver, business rescue practitioner, compulsory manager or other similar officer in respect of the Borrower or any member of the Borrower Group, other than a Project Company, or any of its assets; or

(d)

enforcement of any Security over any assets of the Borrower or any member of the Borrower Group, other than a Project Company, where the claim giving rise to such enforcement is for an amount of more than ZAR5,000,000 (Indexed), or any analogous procedure or step is taken in any jurisdiction.

19.6.2	Clause 19.6.1 shall not apply to:

(a)

any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed either (a) within 10 (ten) days of commencement or, if earlier, the date on which it is advertised or (b) within such other period as agreed to in writing by the Lender on or before the lapse of the 10 (ten) day period referred to in (a) provided, for the avoidance of doubt, the Lender is not obliged to agree to any such extended period;

(b)	any step or procedure contemplated by paragraph (b) of the definition of Permitted Transaction in the Senior Facilities Agreement; or

(c)

any enforcement of any Security over any assets of the Borrower or any member of the Borrower Group as contemplated by clause 19.6.1(d) above, if the relevant Obligor or any member of the Borrower Group, as applicable, takes steps to oppose such legal proceedings within the time frames allowed by the Rules of Court and before any final order is granted and provides evidence to the reasonable satisfaction of the Lender that its opposition of such enforcement proceedings has merit.

19.7	CREDITORS’ PROCESS

19.7.1

Any expropriation, attachment, implementation of any business rescue plan, distress or execution or any analogous process in any jurisdiction affects any asset or assets of the Borrower or any member of the Borrower Group, other than a Project Company, and is not discharged either (a) within 10 (ten) days or (b) within such other period as agreed to in writing by the Lender on or before the lapse of the 10 (ten) day period referred to in (a), provided, for the avoidance of doubt, the Lender is not obliged to agree to any such extended period.

19.7.2

Clause 19.7.1 shall not apply if the fair value of the relevant asset or assets is, in relation to Opco, ZAR5,000,000 (Indexed) or less, or in relation to Holdco or the Borrower, ZAR1,000,000 (Indexed) or less.

19.8	CESSATION OF BUSINESS

A member of the Borrower Group suspends, ceases, or threatens to suspend or cease, to carry on all or a substantial part of its business or to change the nature of its business from that undertaken at the Signature Date.

19.9	FINANCE DOCUMENTS

19.9.1	It is or becomes unlawful for the Borrower or any member of the Borrower Group to perform any of its obligations under the Finance Documents.

19.9.2	Any Finance Document is not effective in accordance with its terms or is alleged by the Borrower or any member of the Borrower Group to be ineffective in accordance with its terms for any reason.

19.9.3	A Transaction Security Document does not create the Security Interests it purports to create.

19.9.4	The Borrower or another party to a Finance Document (other than the Lender) repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

19.10	MATERIAL ADVERSE CHANGE

Any event or series of events (whether related or not) occurs which, in the opinion of the Lender (acting reasonably), has or is reasonably likely to have a Material Adverse Effect.

19.11	ACCELERATION

19.11.1	Upon the occurrence of an Event of Default which is continuing, the Lender may, by notice to the Borrower:

(a)	cancel the Commitment, or any part thereof at which time such Commitment shall immediately be cancelled;

(b)

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	claim and recover any and all amounts representing the cost to the Lender of unwinding any funding arrangements which are to be unwound pursuant to the Loans becoming immediately due and payable;

(d)	declare that all or part of the Total Facility Outstandings be payable on demand, at which time they shall immediately become payable on demand by the Lender; and/or

(e)

subject to the provisions of the Global Intercreditor Agreement, exercise or direct the Security Agent and/or any Security SPV to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents (including any rights, remedies, powers or discretions it may have under or in connection with the Debt Guarantees and any Transaction Security Document).

20.	PAYMENTS

20.1	PLACE

Unless a Finance Document specifies that payments under that document are to be made in another manner, all payments by a Party under a Finance Document must be made to the relevant Party to its account at such office or bank in South Africa as it may notify to the other Party for this purpose by not less than five Business Days’ prior notice.

20.2	CURRENCY OF ACCOUNT

Each amount payable under a Finance Document is payable in Rand.

20.3	FUNDS

Payments under the Finance Documents to the Lender must be made for value on the due date in immediately available and freely transferable funds, or at such times and in such funds as the Lender may specify to the Borrower as being customary at the time for the settlement of transactions in Rand in the place for payment.

20.4	NO SET-OFF BY THE BORROWER

All payments made by the Borrower under the Finance Documents must be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.

20.5	PARTIAL PAYMENTS

If the Lender receives a payment which is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Lender must apply that payment towards the obligations of the Borrower under the Finance Documents in the order set out in clause 29.5 of the Senior Facilities Agreement (Partial Payments):

20.6	BUSINESS DAYS

20.6.1

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

20.6.2

During any extension of the due date for payment of any principal or other outstanding amount under this Agreement interest is payable on the principal or such other outstanding amount at the rate payable on the original due date.

20.7	DUE DATE NOT ELSEWHERE SPECIFIED

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the Lender.

21.	SET-OFF

The Lender may, subject to the provisions of the Global Intercreditor Agreement, set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange reasonably determined by it for the purpose of the set-off.

22.	CHANGES TO THE PARTIES

22.1	The Borrower may not cede any of its rights or delegate any of its obligations under the Finance Documents without the prior consent of the Lender.

22.2

The Lender may cede and/or delegate its rights and/or obligations under this Agreement in accordance with the provisions of clause 24 of the Senior Facilities Agreement (Changes to the Lenders), mutatis mutandis.

23.	MISCELLANEOUS

The provisions of clauses 31 (Notices) to 36.6 (Waiver of Immunity) of the Senior Facilities Agreement are incorporated by reference into this Agreement, mutatis mutandis.

23.1	SEVERABILITY

Each term of this Agreement, whether forming an entire clause or only part of a clause, is divisible and severable from all the other terms (regardless of the manner in which they may be linked together or grouped grammatically). If a term of this Agreement is or becomes illegal, invalid or unenforceable in any respect in any jurisdiction, that will not affect or impair in any manner the legality, validity or enforceability in that jurisdiction of any other term of this Agreement, or the legality, validity or enforceability in other jurisdictions of that and all the other terms of this Agreement.

23.2	THIRD PARTY RIGHTS

Unless expressly provided to the contrary in a Finance Document, no provision of a Finance Document constitutes a stipulation for the benefit of any person (stipulatio alteri) who is not a party to that Finance Document. Notwithstanding any term of any Finance Document, no consent of any third party is required for any amendment (including any release or compromise of any liability) or termination of any Finance Document.

24.	GOVERNING LAW

The entire provisions of this Agreement shall be covered by and construed in accordance with the laws of South Africa.

25.	JURISDICTION

25.1

The Borrower hereby irrevocably and unconditionally consents to the nonexclusive jurisdiction of the South Gauteng High Court, Johannesburg (or any successor to that division) in regard to all matters arising from the Finance Documents.

25.2

Clause 25.1 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to any matter arising from the Finance Documents in any other courts with jurisdiction. To the extent allowed by law, the Lender and any Finance Party (as defined in the Senior Facilities Agreement) may take concurrent proceedings in any number of jurisdictions.

25.3	FURTHER ASSURANCES

Each Party must perform, or procure the performance, of all further things, and execute and deliver (or procure the execution and delivery) of all further documents, as may be required by any applicable law or as may be necessary or desirable to implement or give effect to the Finance Documents and the transactions contemplated therein.

25.4	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of that Finance Document.

SIGNATURE PAGE

THE BORROWER

SIGNED at Sandton on this the 27th day of March 2013.

For and on behalf of:		For and on behalf of:
PLATEAU RESOURCES PROPRIETARY LIMITED		PLATEAU RESOURCES PROPRIETARY LIMITED

Name:	T.M Motsisi	Name:

Office:	Director	Office:
	(who warrants his authority)	(who warrants his authority)

SIGNATURE PAGE

THE LENDER

SIGNED at Johannesburg on this the 6th day of December 2013.

For and on behalf of:		For and on behalf of:
RUSTENBURG PLATINUM MINES LIMITED		RUSTENBURG PLATINUM MINES LIMITED

Name:	B. NQWABABA	Name:

Office:	DIRECTOR	Office:
	(who warrants his authority)	(who warrants his authority)

SCHEDULE 1

CONDITIONS TO UTILISATION

Each of the Initial Conditions Precedent identified in Part1A of Schedule 2 to the Senior Facilities Agreement (Conditions Precedent)

SCHEDULE 2

FORM OF UTILISATION REQUEST

To:	[THE LENDER]
[—]
[—]
	By fax:	[—]
	Attention:	[—]

From:	[THE BORROWER]

[DATE]

Dear Sirs,

[BORROWER] - R[—] Credit Agreement, dated [—] (the Agreement)

1.	We refer to the Agreement. This is a Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

2.1	Amount: R[—];

2.2	Utilisation Date: [—], 201 [—].

3.

We request and authorise you to disburse the Loan by direct Electronic Funds Transfer into the following bank account(s), in each case for the amount specified below [INSERT DETAILS OF BORROWER WCF ACCOUNT]:

Bank:	[—]
Branch:	[—]
Branch code:	[—]
Branch number:	[—]
Account number:	[—]
Account beneficiary:	[—]

4.	We confirm that:

4.1	each condition to utilisation under the Agreement which must be satisfied on the date of this Utilisation Request is so satisfied;

4.2	the Repeating Representations are correct in all material respects;

4.3	no Default is continuing or would result from the proposed Loan.

5.	This Utilisation Request is irrevocable.

[THE BORROWER]

By: